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                                                                  Exhibit (h)(8)

                      CDC NVEST GOVERNMENT SECURITIES FUND

                        ADVISORY ADMINISTRATION AGREEMENT

        AGREEMENT made the 1st day of September, 2003, by and between CDC NVEST FUNDS TRUST I, a Massachusetts business trust (the "Trust"), with respect to its CDC NVEST GOVERNMENT SECURITIES FUND series (the "Series"), and CDC IXIS ASSET MANAGEMENT ADVISERS, L.P., a Delaware limited partnership (the "Administrator").

                                   WITNESSETH:

        WHEREAS, Loomis, Sayles & Company, L.P. (the "Manager") has entered into an Advisory Agreement dated September 1, 2003 (the "Advisory Agreement") with the Trust, relating to the provision of portfolio management services to the Series;

        WHEREAS, the Trustees of the Trust desire to retain the Administrator to render administrative services in the manner and on the terms set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

        1. Administrative Services. The Administrator shall, subject to the supervision of the Board of Trustees of the Trust, provide the Series the following services:

                (a) office space in such place or places as may be agreed upon from time to time by the Fund and the Administrator, and all necessary office supplies, facilities and equipment;

                (b) necessary executive and other personnel for managing the affairs of the Series (exclusive of those related to and to be performed under contract for advisory, custodial, transfer, dividend and plan agency services by the entity or entities selected to perform such services);

                (c) compensation, if any, of trustees of the Fund who are directors, officers or employees of the Administrator or of any affiliated person (other than a registered investment company) of the Administrator; and

                (d) supervision and oversight of the Portfolio Management Services (as defined in the Advisory Agreement) provided by the Manager or any Sub-Adviser, and oversight of all matters relating to compliance by the Fund with applicable laws and with the Series' investment policies, restrictions and guidelines.

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        2.      Expenses. Except for expenses specifically assumed or agreed to be paid by the Administrator pursuant hereto, the Administrator shall not be liable for any organizational, operational or business expenses of the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Series, and (c) custodian fees and expenses. The Administrator will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement. Neither the Administrator nor any affiliated person thereof shall be entitled to any compensation from the Trust with respect to service by any affiliated person of the Administrator as an officer or trustee of the Trust (other than the compensation to the Administrator payable by the Manager pursuant to Section 3 hereof).

        3. Compensation of the Administrator. As full compensation for all services rendered, facilities furnished and expenses borne by the Administrator hereunder, the Administrator shall be paid at the annual rate of 0.2750% of the first $200 million of the average daily net assets of the Series, 0.2625% of the next $300 million of the average daily net assets of the Series and 0.2500% of such assets in excess of $500 million (or such lesser amount as the Administrator may from time to time agree to receive). Such compensation shall be paid by the Trust (except to the extent that the Trust and the Administrator otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory Agreement. The Administrator hereby acknowledges that the Trust's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

        4. Non-Exclusivity. The Trust on behalf of the Series agree that the services of the Administrator are not to be deemed exclusive and that the Administrator and its affiliates are free to provide similar services and other services to others, so long as its services hereunder are not impaired thereby.

        5. Liability. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or reckless disregard of its obligations and duties hereunder, the Administrator shall not be subject to any liability to the Trust, the Series, to any shareholder of the Series or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

        6. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and

                (a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board

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        of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust or the Administrator, cast in person at a meeting called for the purpose of voting on, such approval;

                (b) this Agreement may at any time be terminated on sixty days' written notice to the Administrator either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Series;

                (c) this Agreement shall automatically terminate in the event of its assignment;

                (d) this Agreement may be terminated by the Administrator on ninety days' written notice to the Series;

        Termination of this Agreement pursuant to this Section 6 shall be without the payment of any penalty.

        7.      General.

                (a) The Administrator may perform its services through any employee, officer or agent of the Administrator or its affiliates.

                (b) If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

                (c) In accordance with Regulation S-P, if non-public personal information regarding either party's customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

                (d) This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

                (e) A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Fund on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.

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CDC IXIS Asset Management Advisers, L.P.
By: CDC IXIS Asset Management Distribution Corporation, its general partner


By:/s/ John T. Hailer
   ---------------------------------
Name:  John T. Hailer
Title: Executive Vice President

CDC NVEST FUNDS TRUST I,
on behalf of its CDC Nvest Government Securities Fund series

By:/s/ John T. Hailer
   ---------------------------------
Name:  John T. Hailer
Title: President & Chief Executive Officer

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